UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Wahlig, George C.
   Lee Enterprises, Incorporated
   400 Putnam Bldg.
   Davenport, IA  52801
   USA
2. Issuer Name and Ticker or Trading Symbol
   Lee Enterprises, Incorporated
   LEE ENT
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   3/30/01
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President - Finance and Chief Accounting Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |3/30/0|M   | |2,800             |A  |$19.8125   |                   |D     |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/30/0|M   | |1,400             |A  |$21.50     |                   |D     |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           | 3/30/|F   | |3,326             |D  | $30.450   |18,835             |D     |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
 Employee Stock Option|$19.8125|3/30/|M   | |2,800      |A  |     |11/07|Common Stock|2,800  |       |0           | D |            |
 (Right to Buy)       |        |01   |    | |           |   |     |/05  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option | $21.50 |3/30/|M   | |1,400      |A  |**   |10/27|Common Stock|1,400  |       |0           |D  |            |
(Right to Buy)        |        |01   |    | |           |   |     |/06  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option | $25.25 |     |    | |           |   |**   |11/17|Common Stock|1,043  |       |1,043       |D  |            |
(Right to Buy)        |        |     |    | |           |   |     |/02  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$25.25  |     |    | |           |   |**   |11/02|Common Stock|475    |       | 475        |D  |            |
(Right to Buy)        |        |     |    | |           |   |     |/03  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option | $26 5/8|     |    | |           |   |**   |11/03|Common Stock| 1,700 |       | 1,700      |D  |            |
(Right to Buy)        |        |     |    | |           |   |     |/07  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option | $32.25 |     |    | |           |   |**   |11/19|Common Stock| 3,822 |       |3,822       |D  |            |
(Right to Buy)        |        |     |    | |           |   |     |/01  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$32.25  |     |    | |           |   |**   | 11/1|Common Stock|2,511  |       |2,511       |D  |            |
(Right to Buy)        |        |     |    | |           |   |     |7/02 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$32.25  |     |    | |           |   |**   | 10/3|Common Stock|316    |       |316         |D  |            |
(Right to Buy)        |        |     |    | |           |   |     |1/04 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option | $27.188|     |    | |           |   |**   | 11/1|Common Stock| 2,000 |       | 2,000      |D  |            |
(Right to Buy)        |        |     |    | |           |   |     |5/08 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option | $29.438|     |    | |           |   |**   | 11/0|Common Stock| 1,737 |       | 1,737      |D  |            |
(Right to Buy)        |        |     |    | |           |   |     |2/03 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$29.438 |     |    | |           |   |**   |10/31|Common Stock| 1,438 |       | 1,438      |D  |            |
(Right to Buy)        |        |     |    | |           |   |     |/04  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$29.938 |     |    | |           |   |**   | 11/0|Common Stock| 3,000 |       | 3,000      |D  |            |
(Right to Buy)        |        |     |    | |           |   |     |9/09 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option | $25.938|     |    | |           |   |**   | 11/1|Common Stock| 5,000 |       |5,000       |D  |            |
(Right to Buy)        |        |     |    | |           |   |     |5/10 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$30.450 |3/30/|A   |V|2,185      |A  |***  |11/08|Common Stock|2,185  |       |2,185       |D  |            |
(Right to Buy)        |        |01   |    | |           |   |     |/05  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option |$30.450 |3/30/|A   |V|1,141      |A  |***  |10/28|Common Stock|1,141  |       |1,141       |D  |            |
(Right to Buy)        |        |01   |    | |           |   |     |/06  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
*Intentionally
omitted.
**These securities become exercisable as follows: 30% upon the first anniversary date of the grant; 60% upon the second anniversary date of the grant; and 100% upon the third anniversary date of the grant.
***These securities become exercisable in full on the anniversary date of the grant.
SIGNATURE OF REPORTING PERSON
/s/ George C. Wahlig